News from

Buckeye
Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Eric Whaley
Investor Relations
901-320-8509
Website:  www.bkitech.com

BUCKEYE TO RESTART SPECIALTY PAPER MACHINE

AT FLORIDA MILL

 Plan to start up the specialty paper machine today
Repairs have begun on fluff paper machine but it is too early to have a firm timeline

MEMPHIS, TN June 22,  2012 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it has made the repairs on the #1 specialty pulp machine that was damaged  on June 17, due to the significant failure of a steam drum on the #2 fluff pulp machine.  Structural damage to the paper machine building has been addressed and the specialty machine will begin start up today.
Both paper machines have been idled since Sunday evening June 17, when the incident occurred.

There were no injuries to any personnel and there wasn’t a fire. A team at the plant, including contractor resources and structural engineers, continue the investigation to determine the root cause of the drum failure.  All drums are being inspected prior to the startup based on the early findings of the comprehensive failure analysis.

With the paper machine building secure, workers have begun the plans and repairs for the #2 paper machine where Buckeye produces all of their fluff pulp. Because the drum failure was on this machine, most of the damage was limited to one area of the paper machine. While it is too early in the repairs and planning to provide a firm timeline, we will provide an estimate early next week.  The timeline depends on procurement of materials and the amount of work to repair and replace drums, pedestals and sole plates.

Insurance company representatives have been on site helping assess the damage. We expect our property damage and business interruption insurance will cover most of the property damage and business interruption losses in excess of our $2 million deductible.   Our 4th quarter earnings will be impacted by more than this amount as we will not be able to recognize the business interruption insurance benefit until the insurance claim is settled, which will result in a benefit to income in fiscal year 2013.

Buckeye Chief Executive Officer John Crowe stated, “A successful restart of the specialty machine has been a high priority after personnel safety.  We are using preliminary findings from the comprehensive failure analysis and plan to inspect all drums prior to returning them to service. That has been completed for the specialty machine that we are returning to operations today.  Getting back to normal operations on the specialty machine is important to our specialty customers.  We will work around the clock to return the #2 paper machine to operations and are making arrangements with all customers to minimize the impact of the outage on their business.”

Mr. Crowe went on to say, “I am extremely proud and impressed with the teamwork I have observed from Buckeye’s employees, our onsite contractor, venders, and customers.  We also, are using the downtime opportunity to complete scheduled maintenance items that will come off our downtime planning list and this will help us avoid downtime in the future.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany and Canada.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company's operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.